As filed with the Securities and Exchange Commission on August 14, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MACROGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1591613
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9704 Medical Center Drive, Rockville, MD	20850
(Address of principal executive offices)	(Zip code)
2023 Equity Incentive Plan, As Amended
(Full title of plan)

Scott Koenig, M.D., Ph.D.
President and Chief Executive Officer
9704 Medical Center Drive
Rockville, MD 20850
(301) 251-5172
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jeffrey Peters Senior Vice President and General Counsel 9704 Medical Center Drive Rockville, MD 20850 (301) 251-5172	Eric Blanchard Madison Jones Reid Hooper Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 (617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 1,250,000 shares of common stock of MacroGenics, Inc. (the “Registrant”) issuable pursuant to the MacroGenics, Inc. 2023 Equity Incentive Plan, As Amended (the “2023 EIP”). The contents of the Registrant’s registration statements on Form S-8 related to the 2023 EIP, filed with the Securities and Exchange Commission on June 6, 2023 (File No. 333-272451) and May 23, 2024 (File No. 333-279674), are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The additional 1,250,000 shares of common stock registered pursuant to this Registration Statement were authorized pursuant to an amendment to the 2023 EIP that was approved by the Registrant’s stockholders at the Registrant’s annual meeting of stockholders held on May 21, 2025.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 20, 2025;
•The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 13, 2025;
•The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the Commission on August 14, 2025;
•The Registrant’s Current Reports on Form 8-K (except for the information furnished under Item 7.01 therein) filed with the Commission on February 26, 2025, May 22, 2025 and June 10, 2025;
•The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2025, but only to the extent such information is incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and
•The description of the Registrant’s common stock contained in Exhibit 4.2 to its Annual Report on Form 10-K filed with the SEC on February 25, 2021, including any amendments or reports filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

99.1	MacroGenics, Inc. 2023 Equity Incentive Plan, As Amended (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A, filed on April 11, 2025).

107*	Filing Fee Table.
* Filed herewith.

Item 9.	Undertakings.
(a) Rule 415 offering. The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

We, the undersigned directors and officers of MacroGenics, Inc., a Delaware corporation, do hereby constitute and appoint Eric Risser, Chief Executive Officer and James Karrels, Chief Financial Officer, and each and any of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on August 14, 2025.

SIGNATURE:	TITLE:
/s/ Eric Risser	President and Chief Executive Officer
Eric Risser	(Principal Executive Officer)

/s/ James Karrels	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
James Karrels

/s/ Beth Smith	Vice President, Controller and Treasurer (Principal Accounting Officer)
Beth Smith

/s/ William Heiden	Director
William Heiden

/s/ Karen Ferrante, M.D.	Director
Karen Ferrante, M.D.

/s/ Edward Hurwitz	Director
Edward Hurwitz

/s/ Scott Jackson	Director
Scott Jackson

/s/ Meenu Chhabra Karson	Director
Meenu Chhabra Karson

/s/ Scott Koenig, M.D., Ph.D.	Director
Scott Koenig, M.D., Ph.D.

/s/ Margaret A. Liu, M.D.	Director
Margaret A. Liu, M.D.

/s/ Federica O’Brien	Director
Federica O’Brien

/s/ Jay Siegel, M.D.	Director
Jay Siegel, M.D.

/s/ David Stump, M.D.	Director
David Stump. M.D.